Putnam International Equity Fund, 12/31/06, Semiannual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended December 31, 2006, Putnam Management has assumed $23,259 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A	$85,345
		Class B	 15,526
		Class C	  4,067

72DD2	Class M	$1,553
		Class R	    88
		Class y	32,963

73A1		Class A	$0.700
		Class B	 0.437
		Class C	 0.466

74A2		Class M	$0.540
		Class R	 0.662
		Class Y	 0.775

74U1		Class A	128,869
		Class B	 36,975
		Class C	  9,237

74U2		Class M	  3,044
		Class R	    144
		Class Y	 44,919

74V1		Class A	$31.32
		Class B	 30.18
		Class C	 30.77

74V2		Class M	$30.86
		Class R	 31.08
		Class Y	 31.54

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy   Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.